GOLDSTEIN GOLUB KESSLER LLP
Certified Public Accountants and Consultants

NEXIA INTERNATIONAL

**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

To the Board of Directors
Columbia Laboratories, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-3823) of our report dated February 14, 2005 on the financial statements of Columbia Laboratories, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and our report dated April 26, 2005 on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included in Form 10-K/A.

Goldstein Golub Kessler LLP

**GOLDSTEIN GOLUB KESSLER LLP**
New York, New York

April 29, 2005

1185 Avenue of the Americas Suite 500 New York, NY 10036-2602
TEL 212 372 1800 FAX 212 372 1801 www.ggkllp.com